Herc Holdings Reports First Quarter 2026 Results and
Affirms 2026 Full Year Guidance

First Quarter 2026 Highlights
–Equipment rental revenue of $981 million increased 33%
–Total revenues of $1,139 million increased 32%
–Net loss of $24 million, or $0.72 loss per diluted share, and adjusted net income of $7 million, or $0.21 per diluted share
–Adjusted EBITDA of $448 million increased 33% with adjusted EBITDA margin flat at 39%
–Free cash flow of $94 million nearly doubled compared to $49 million in the prior year

Bonita Springs, Fla., April 28, 2026 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended March 31, 2026.
"The first quarter of 2026 marked a defining milestone for Herc Rentals as we successfully completed the integration of our H&E acquisition — the largest in the history of our industry — and we are already capturing the strategic benefits we anticipated: 25% more specialty locations, a stronger and deeper sales network, expanded share in local and regional accounts, and greater density in top metropolitan markets, where construction activity is most resilient. Financial performance in the first quarter was in line with our expectations and seasonal trends. While we expect performance to build as we move through the second half of 2026, the value of this combination will be realized over our three-year synergy plan, and we are executing against that roadmap with confidence,” said Larry Silber, chief executive officer.

"The demand environment remains constructive — local markets are stable and national account activity is strong, fueled by continued mega project growth. In this bifurcated market, our diversification, deep customer relationships, and superior project execution are clear differentiators. While we are mindful of broader macroeconomic uncertainties, including ongoing geopolitical tensions, we remain confident in our proven playbook: driving network efficiency through scale, delivering value through our broad product mix and expert solutions, accelerating customer efficiency and safety through ongoing enhancements to our ProControl platform, maintaining a sharp focus on productivity, and deploying capital with discipline. None of this is possible without the dedication and expertise of the Herc team, and I want to thank every one of our employees for their commitment to our customers and to each other as we continue to build the premier equipment rental company in North America," said Silber.

2026 First Quarter Financial Results
•Total revenues increased 32% to $1,139 million compared to $861 million in the prior-year period. This year-over-year increase was driven by a 33% increase in equipment rental revenue resulting from the larger fleet size after the H&E acquisition and an increase in volume on mega projects. Sales of rental equipment increased by $33 million during the period to continue to align mix to customer demand.

•Dollar utilization was 36.4% in the first quarter down from 37.6% in the prior-year period primarily due to the higher mix of general rental fleet on rent year-over-year as a result of the H&E acquisition.

•Direct operating expenses were $453 million, or 46.2% of equipment rental revenue, compared to $327 million, or 44.2% in the prior-year period. Operating expenses as a percent of equipment rental revenue were elevated during the period primarily related to the impact of the H&E acquisition and related greenfields that take more time to mature.

•Depreciation of rental equipment increased 41% to $242 million due to higher year-over-year average fleet size primarily as a result of the H&E acquisition. Non-rental depreciation and amortization increased 121% to $73 million primarily due to amortization of acquisition intangibles, particularly the H&E customer relationship intangible asset, and an increase in non-rental asset depreciation resulting from the growth of the business.

•Selling, general and administrative expenses were $146 million, or 14.9% of equipment rental revenue compared to $118 million, or 16.0% of equipment rental revenue in the prior-year period. The decrease as a percent of equipment rental revenue primarily was related to continued focus on improving operating leverage, including acquisition cost synergies, while expanding revenues.

•Interest expense was $128 million compared with $62 million in the prior-year period, reflecting the new debt issued in June 2025 to fund the H&E acquisition.
•Net loss was $24 million, or $0.72 loss per diluted share, compared to a net loss of $18 million, or $0.63 loss per diluted share, in the prior-year period. Adjusted net income for the first quarter was $7 million, or $0.21 per diluted share, compared to $37 million, or $1.30 per diluted share, in the prior-year period.

•Adjusted EBITDA increased 33% to $448 million compared to $338 million in the prior-year period and adjusted EBITDA margin was flat year-over-year at 39.3%.

Rental Fleet
•Net rental equipment capital expenditures were as follows (in millions):

	Three Months Ended March 31,
	2026	2025
Rental equipment expenditures	$272	$187
Proceeds from disposal of rental equipment	(117)	(94)
Net rental equipment capital expenditures	$155	$93
•As of March 31, 2026, the Company's total fleet was approximately $9.4 billion at OEC.
•Average fleet at OEC in the first quarter increased 36% compared to the prior-year period.
•Average fleet age was 47 months as of March 31, 2026, unchanged from the comparable prior-year period.

Disciplined Capital Management
•The Company opened 3 previously planned greenfield locations in the first quarter of 2026.

•Net debt was $8.0 billion as of March 31, 2026, with net leverage of 3.96x1 compared to $4.0 billion and 2.53x in the same prior-year period. The increase resulted from debt issued to finance the H&E acquisition in June 2025. Cash and cash equivalents and unused commitments under the ABL Credit Facility contributed to approximately $1.9 billion of liquidity as of March 31, 2026.

•The Company declared its quarterly dividend of $0.70 and paid to shareholders of record as of February 18, 2026, on March 4, 2026.
(1) Current period net leverage is calculated using pro forma trailing twelve month adjusted EBITDA including the standalone, pre-acquisition results of H&E.

2026 Outlook
The Company is affirming its full year 2026 equipment rental revenue, adjusted EBITDA, and gross and net rental capital expenditures guidance ranges.

Equipment rental revenue:	$4.275 billion to $4.4 billion
Adjusted EBITDA:	$2.0 billion to $2.1 billion
Net rental equipment capital expenditures:	$500 million to $800 million
Gross capex:	$800 million to $1.1 billion
As a leader in an industry where scale matters, the Company expects to continue to gain share by capturing an outsized position of the forecasted higher construction spending in 2026, investing in its fleet, optimizing its existing fleet, capitalizing on recent acquisitions and greenfield opportunities, and cross-selling a diversified product portfolio.
Earnings Call and Webcast Information
Herc Holdings' first quarter 2026 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-800-715-9871 and international participants should call the country specific dial in numbers listed at https://registrations.events/directory/international/itfs.html, using the access code: 3991721. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call. A replay of the conference call will be available via webcast on the Company website at IR.HercRentals.com, where it will be archived for 12 months after the call.
About Herc Holdings Inc.
Founded in 1965, Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is a full-line rental supplier with 609 locations across North America and 2025 total revenues were approximately $4.4 billion. We offer products, services and technologies aimed at helping customers work more efficiently, effectively and safely. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, and compaction. Our Herc Rentals ProSolutions® offering includes industry-specific, solutions-based services in tandem with power generation, climate control, remediation and restoration, pumps, and trench shoring equipment as well as our Herc Rentals ProContractor® professional grade tools. Our ProControl by Herc Rentals™ digital platform combines a seamless e-commerce experience with integrated project and fleet management tools, leveraging telematics and real-time analytics to help customers optimize productivity across their operations. We employ approximately 9,700 employees, who equip our customers and communities to build a brighter future. Learn more at www.HercRentals.com and follow us on Instagram, Facebook and LinkedIn.
All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated.
Certain Additional Information
In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).
•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and there can be no assurance that our current expectations will be achieved. You should not place undue reliance on the forward-looking statements. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the cyclical nature of our industry and our dependence on the levels of capital investment and maintenance expenditures by our customers; (2) the competitiveness of our industry, including the potential downward pricing pressures or the inability to increase prices; (3) our dependence on relationships with key suppliers; (4) our heavy reliance on communication networks, centralized information technology systems and third party technology and services and our ability to maintain, upgrade or replace our information technology systems; (5) our ability to respond adequately to changes in technology and customer demands; (6) our ability to attract and retain key management, sales and trades talent; (7) our rental fleet is subject to residual value risk upon disposition; (8) the impact of climate change and the legal and regulatory responses to such change; (9) our ability to execute our strategy to grow through strategic transactions; (10) our significant indebtedness; and (11) our ability to integrate the acquisition of H&E Equipment Services, Inc. into our business and our ability to realize all the anticipated benefits of the transaction. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.

Contact:
Leslie Hunziker
Senior Vice President,
Investor Relations, Communications & Sustainability
Leslie.hunziker@hercrentals.com
239-301-1675

(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended March 31,
	2026	2025
Revenues:
Equipment rental	$981	$739
Sales of rental equipment	138	105
Sales of new equipment, parts and supplies	13	11
Service and other revenue	7	6
Total revenues	1,139	861
Expenses:
Direct operating	453	327
Depreciation of rental equipment	242	172
Cost of sales of rental equipment	109	76
Cost of sales of new equipment, parts and supplies	9	8
Selling, general and administrative	146	118
Transaction expenses	5	74
Non-rental depreciation and amortization	73	33
Interest expense, net	128	62
Other income, net	(3)	(1)
Total expenses	1,162	869
Loss before income taxes	(23)	(8)
Income tax provision	(1)	(10)
Net loss	$(24)	$(18)

Weighted average shares outstanding:
Basic	33.3	28.5
Diluted	33.3	28.5
Loss per share:
Basic	$(0.72)	$(0.63)
Diluted	$(0.72)	$(0.63)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2026	December 31, 2025
ASSETS	Unaudited
Cash and cash equivalents	$43	$52
Receivables, net of allowances	760	769
Prepaid expenses	62	72
Other current assets	54	63
Total current assets	919	956
Rental equipment, net	5,737	5,880
Property and equipment, net	867	868
Right-of-use lease assets	1,509	1,489
Intangible assets, net	1,627	1,665
Goodwill	2,861	2,873
Other long-term assets	44	45
Total assets	$13,564	$13,776

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$32	$32
Current maturities of operating lease liabilities	57	56
Accounts payable	218	337
Accrued liabilities	321	305
Total current liabilities	628	730
Long-term debt, net	7,958	8,021
Financing obligations, net	94	95
Operating lease liabilities	1,502	1,479
Deferred tax liabilities	1,426	1,446
Other long-term liabilities	58	57
Total liabilities	11,666	11,828
Total equity	1,898	1,948
Total liabilities and equity	$13,564	$13,776

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(24)	$(18)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of rental equipment	242	172
Depreciation of property and equipment	32	22
Amortization of intangible assets	41	11
Amortization of deferred debt and financing obligations costs	3	1
Stock-based compensation charges	6	6
Provision for receivables allowances	25	14
Deferred taxes	(19)	(29)
Gain on sale of rental equipment	(29)	(29)
Other	3	—
Changes in assets and liabilities, net of effects from acquisitions:
Receivables	(11)	20
Other assets	16	(20)
Accounts payable	(44)	(18)
Accrued liabilities and other long-term liabilities	36	39
Net cash provided by operating activities	277	171
Cash flows from investing activities:
Rental equipment expenditures	(272)	(187)
Proceeds from disposal of rental equipment	117	94
Non-rental capital expenditures	(41)	(33)
Proceeds from disposal of property and equipment	13	4
Acquisitions, net of cash acquired	—	(11)
Net cash used in investing activities	(183)	(133)
Cash flows from financing activities:
Proceeds from revolving lines of credit and securitization	571	520
Repayments on revolving lines of credit and securitization	(637)	(561)
Principal payments under finance lease and financing obligations	(8)	(5)
Dividends paid	(24)	(21)
Other financing activities, net	(5)	(6)
Net cash used in financing activities	(103)	(73)
Effect of foreign exchange rate changes on cash and cash equivalents	—	—
Net change in cash and cash equivalents during the period	(9)	(35)
Cash and cash equivalents at beginning of period	52	83
Cash and cash equivalents at end of period	$43	$48

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA–EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of transaction expenses, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business, impact of the fair value mark-up of acquired fleet, impact of the studio entertainment business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin–Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended March 31,
	2026	2025
Net loss	$(24)	$(18)
Income tax provision	1	10
Interest expense, net	128	62
Depreciation of rental equipment	242	172
Non-rental depreciation and amortization	73	33
EBITDA	420	259
Non-cash stock-based compensation charges	6	6
Transaction expenses	5	74
Impact of the fair value mark-up of acquired fleet(1)	16	—
Other(2)	1	(1)
Adjusted EBITDA	$448	$338

Total revenues	$1,139	$861
Adjusted EBITDA	$448	$338
Adjusted EBITDA margin	39.3%	39.3%
(1) Reflects additional costs recorded in cost of sales of rental equipment associated with the fair value mark-up of rental equipment acquired in major acquisitions and subsequently sold.
(2) Other consists of restructuring and restructuring related charges and the pre-divestiture impact of the studio entertainment business.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings per Diluted Share–Adjusted Net Income represents the sum of net income (loss), transaction expenses, restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, gain (loss) on the disposal of a business, merger related intangible asset amortization, impact on depreciation of acquired fleet, impact of the fair value mark-up of acquired fleet, income (loss) of the studio entertainment business, and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, and provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended March 31,
	2026	2025
Net loss	$(24)	$(18)
Transaction expenses	5	74
Merger related intangible asset amortization(1)	31	—
Impact on depreciation related to acquired fleet(2)	(12)	(1)
Impact of the fair value mark-up of acquired fleet(3)	16	—
Other(4)	1	—
Tax impact of adjustments above(5)	(10)	(18)
Adjusted net income	$7	$37

Diluted shares outstanding	33.4	28.5

Adjusted earnings per diluted share	$0.21	$1.30
(1) Reflects the amortization of the intangible assets acquired in major acquisitions completed since the beginning of 2024.
(2) Reflects the impact of extending the useful lives of rental equipment acquired in major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(3) Reflects additional costs recorded in cost of sales of rental equipment associated with the fair value mark-up of rental equipment acquired in major acquisitions and subsequently sold.
(4) Other consists of restructuring and restructuring related charges.
(5) The tax rate applied for all adjustments is 24.8% in the three months ended March 31, 2026, and 25.0% in the three months ended March 31, 2025 (excluding studio entertainment impact) and reflects the statutory rates in the applicable entities. The tax rate applied for the studio entertainment adjustment was 24.2% in the three months ended March 31, 2025, and reflects the stand-alone annual effective tax rate.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Three Months Ended March 31,
	2026	2025
Net cash provided by operating activities	$277	$171

Rental equipment expenditures	(272)	(187)
Proceeds from disposal of rental equipment	117	94
Net rental equipment expenditures	(155)	(93)

Non-rental capital expenditures	(41)	(33)
Proceeds from disposal of property and equipment	13	4
Free cash flow	$94	$49

Acquisitions, net of cash acquired	—	(11)
Decrease in net debt, excluding financing activities	$94	$38